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                                                                  Exhibit (5)(a)

                       [Letterhead of Barnes & Thornburg]

                                                      July 14, 2003

Hillenbrand Industries, Inc.
700 State Route 46 East
Batesville, Indiana 47006-8835

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Hillenbrand Industries, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the sale by the Company from time to time of up to $1,000,000,000 aggregate amount of (i) senior debt securities and subordinated debt securities (the "Debt Securities"), (ii) shares of its preferred stock, without par value (the "Preferred Stock"), (iii) receipts for depositary shares, (iv) shares of its common stock, without par value (the "Common Stock"), (v) Warrants to Purchase Debt Securities, Preferred Stock and Common Stock (the "Warrants"), (vi) Securities Purchase Contracts to Purchase Common Stock, Preferred Stock or Debt Securities (the "Purchase Contracts") and (vii) Securities Purchase Units consisting of a Purchase Contract and as security for the holder's obligations to purchase the securities either (a) Debt Securities or (b) debt obligations of third parties (the "Units").

         We have examined the originals or copies, certified or otherwise, identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

         Based on the foregoing, we are of the opinion that:

         1. When necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement, Purchase Contract or Warrant, or upon conversion of the Preferred Stock or Debt Securities in accordance with the terms thereof (against payment therefore fixed by the Board of Directors or a duly authorized committee thereof), such shares of Common Stock will be validly issued, fully paid and non-assessable.

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Hillenbrand Industries, Inc.
July 14, 2003
Page 2

         2. Upon proper filing with the Indiana Secretary of State of articles of amendment or restated articles of incorporation including the preferences, limitations, relative voting and other rights relating to such series of Preferred Stock and when all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement, Purchase Contract or Warrants, or upon conversion of the Debt Securities in accordance with the terms thereof against payment therefor fixed by the Board of Directors (or a duly authorized committee thereof), such shares of Preferred stock will be validly issued, fully paid and non-assessable.

         This opinion is limited to the internal laws of the State of Indiana without regard to the conflict of law principles thereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above, and further consent to the reference to our name under the caption "Validity of the Securities" in the Prospectus which is a part of the Registration Statement, without admitting that we are experts within the meaning of the Securities Act.

                                                  Very truly yours,

                                                  /s/ BARNES & THORNBURG

CLB/bcl